Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in this Amendment No. 4 to Registration Statement No 333-183724 on Form S-4 of our reports dated February 16, 2012, relating to the financial statements and financial statement schedule of PPG Industries, Inc., and the effectiveness of PPG Industries, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Preliminary Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

December 26, 2012